                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         GOODY'S FAMILY CLOTHING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         (Goody's Family Clothing Logo)

Dear Fellow Shareholder:

     On behalf of the Board of Directors and management, I cordially invite you to attend the annual meeting of shareholders to be held at 10:00 a.m. on Wednesday, June 17, 1998 at the Company's corporate headquarters located at 400 Goody's Lane, Knoxville, Tennessee.

     The notice of the meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon. A copy of the Company's 1997 Annual Report is also enclosed for your review.

     In addition to the specific matters to be acted upon at the meeting as described in detail in the accompanying Proxy Statement, during the meeting there will be a review of fiscal 1997, a report on the progress of the Company and an opportunity for shareholders to ask management questions of general interest.

     It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting in person, you are requested to complete, sign, date and promptly return the enclosed proxy card in the envelope provided. If you choose to attend the meeting, you may revoke your proxy and personally cast your vote.

     I look forward to seeing you at the meeting.

                                          Sincerely yours,

                                          /S/ Robert M. Goodfriend

                                          Robert M. Goodfriend
                                          Chairman of the Board and
                                          Chief Executive Officer

Knoxville, Tennessee
May 15, 1998

                         GOODY'S FAMILY CLOTHING, INC.
                                400 GOODY'S LANE
                           KNOXVILLE, TENNESSEE 37922

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Goody's Family Clothing, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Goody's Family Clothing, Inc. (the "Company") will be held at 10:00 a.m. on Wednesday, June 17, 1998 at the Company's corporate headquarters located at 400 Goody's Lane, Knoxville, Tennessee for the following purposes:

        1. To elect two directors to serve for terms of three years;

        2. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 27, 1998 are entitled to notice of and to vote at the meeting.
 YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE
   URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU CHOOSE TO ATTEND THE MEETING,
            YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTE.

                                          By Order of the Board of Directors,

                                          /s/ EDWARD R. CARLIN

                                          Edward R. Carlin
                                          Secretary

Knoxville, Tennessee
May 15, 1998

                         GOODY'S FAMILY CLOTHING, INC.
                                400 GOODY'S LANE
                           KNOXVILLE, TENNESSEE 37922

                                PROXY STATEMENT

     This Proxy Statement is furnished by and on behalf of the Board of Directors (the "Board") of Goody's Family Clothing, Inc. (the "Company") in connection with the solicitation of proxies for use at the annual meeting of shareholders of the Company to be held on Wednesday, June 17, 1998 and at any and all adjournment(s) or postponement(s) thereof (the "Annual Meeting"). A copy of the notice of the Annual Meeting accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy card will be first mailed on or about May 15, 1998 to the shareholders of record of the Company (individually, a "Shareholder" and collectively, the "Shareholders") at the close of business on April 27, 1998 (the "Record Date").

     Proxies will be voted as specified by Shareholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, no par value per share, of the Company (the "Common Stock") represented thereby will be voted FOR the election as directors of the Company of the two nominees listed in this Proxy Statement. A signed proxy submitted by a Shareholder will not affect his or her right to attend, and to vote in person at, the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company, by executing a proxy bearing a later date or by attending and voting in person at the Annual Meeting.

     There are 16,486,090 shares of Common Stock entitled to notice of and to vote at the Annual Meeting, and each such share entitles its holder to one vote. Pursuant to the provisions of the Tennessee Business Corporation Act, April 27, 1998 has been fixed as the Record Date for the determination of the Shareholders entitled to notice of and to vote at the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Annual Meeting. The holders of a majority of all the shares of Common Stock entitled to vote must be present in person, or represented by proxy, at the Annual Meeting to constitute a quorum and to act upon the proposed business. Shares as to which authority to vote is withheld, abstentions and broker non-votes are counted in determining whether a quorum exists.

     Under Tennessee law, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in any election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than another person or persons, if any, nominated for the same seat on the Board. Accordingly, votes withheld from director nominees, abstentions and broker non-votes will not be included in vote totals and will not be considered in determining the outcome of the vote.

     The terms "fiscal 1995," "fiscal 1996," "fiscal 1997," "fiscal 1998" and "fiscal 1999" as used herein refer to the Company's fiscal years ended February 3, 1996, February 1, 1997 and January 31, 1998 and the Company's fiscal years ending January 30, 1999 and January 29, 2000, respectively.

         YOUR BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND
                 RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.

                    VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of the outstanding shares of Common Stock as of the Record Date (except in the case of Pilgrim Baxter & Associates, Ltd. and the other entities referenced in footnote 6, the following table sets forth information regarding their beneficial ownership of the outstanding shares of Common Stock as of December 31, 1997) for (i) each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock, (ii) each of the executive officers of the Company named in the "Table I -- Summary Compensation Table," (iii) each director and director nominee of the Company and
(iv) all directors and executive officers of the Company as a group. According to rules adopted by the Securities and Exchange Commission (the "Commission"), a person is a "beneficial owner" of securities if that person has or shares the power to vote them or to direct their investment, or has the right to acquire beneficial ownership of such securities within sixty (60) days from the Record Date through the exercise of an option, warrant or right, conversion of a security or otherwise. As of the date of this Proxy Statement, the Company only has shares of Common Stock outstanding. An asterisk indicates beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock.

                                                       Number of Shares and Nature of Beneficial
                                                             Ownership at April 27, 1998(1)
                                                  ----------------------------------------------------
                                                                                          Number of
                                                                                          Shares in
                                                  Voting or Investment                  Second Column
                                                          Power            Percent      Which May Be
                                                  ---------------------       Of       Acquired within
Name                                                 Sole       Shared      Class        60 Days(2)
----                                              ----------    -------    --------    ---------------
Robert M. Goodfriend(3).........................  7,034,855(4)  11,250(5)    41.9%         320,000
Pilgrim Baxter & Associates, Ltd.(6)............  1,624,600         --        9.9%              --
Harry M. Call...................................    107,705         --          *          103,000
Edward R. Carlin................................     37,652         --          *           37,500
Thomas R. Kelly, Jr. ...........................     38,000         --          *           38,000
David R. Mullins................................     71,000         --          *           65,750
Samuel J. Furrow................................      2,572         --          *            2,572
Robert F. Koppel................................      2,572         --          *            2,572
Irwin L. Lowenstein.............................      9,329         --          *            9,329
Cheryl L. Turnbull..............................     20,921         --          *           20,921
All Directors and Executive Officers as a Group
  (15 Persons)..................................  7,374,001(4)  11,950(7)    43.1%         643,344

---------------

(1) As previously noted, the information regarding the beneficial ownership of the outstanding shares of Common Stock held by Pilgrim Baxter & Associates, Ltd. and the other entities referenced in footnote 6 is as of December 31, 1997.
(2) This column lists the number of shares of Common Stock which the respective director and/or executive officer has the right to acquire within 60 days from the Record Date through the exercise of stock options awarded under the Company's stock option plans.
(3) The business address of Mr. Goodfriend is 400 Goody's Lane, Knoxville, Tennessee 37922.
(4) These shares do not include 417,270 shares (2.5% of the outstanding shares of Common Stock) held in trust for Mr. Goodfriend's children, as to which Mr. Goodfriend disclaims beneficial ownership. Mr. Goodfriend has no voting or investment power with respect to these shares.
(5) These shares are owned by Mr. Goodfriend's wife, with whom Mr. Goodfriend shares voting and investment power with respect to such shares.
(6) According to a Schedule 13G filed by Pilgrim Baxter & Associates, Ltd., a registered investment advisor ("PBA"), as of December 31, 1997, (i) PBA was the beneficial owner of 1,624,600 shares of the Common Stock (9.94% of the outstanding shares of Common Stock) as a result of acting as investment advisor to various client accounts, including 1,040,700 shares of the Common Stock held by PBHG Growth Fund, a registered investment company managed in a discretionary capacity by PBA. PBA has the sole discretionary power to vote and dispose of all of the 1,624,600 shares. The address of PBA is 825 Duportail Road, Wayne, Pennsylvania 19087-5525.
(7) Voting and investment power with respect to these shares are shared with certain family members of the respective director and/or executive officer. See footnote 5 above.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     The Board is divided into three classes of directors with each class holding office for a staggered three-year term. The term of the Class III Directors, Messrs. Robert M. Goodfriend and Robert F. Koppel, will expire at the Annual Meeting. Messrs. Goodfriend and Koppel are nominees for election at the Annual Meeting as Class III Directors to serve until the 2001 annual meeting of shareholders (or until the earlier election and qualification of their successors). The Company's Bylaws (the "Bylaws") provide that any vacancy in the Board created by the death, resignation or removal of a director shall be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, for a term of office until the next annual meeting of shareholders.

     The Bylaws further provide that the Company shall have at least five and no more than ten directors, with the Board to determine the exact number from time to time, and that at least 51% of the Board shall be Independent Directors. For purposes of the Bylaws, a person shall be deemed to be an "Independent Director" if he or she (i) is not an executive officer or an employee of the Company or any subsidiary or affiliate of the Company, (ii) has not served as an executive officer of the Company at any time during the two years preceding his or her election as a director of the Company and has not served in such capacity for a period exceeding ten years, (iii) is not a family member (i.e., parent, sibling, grandparent, mother-in-law, father-in-law, spouse, former spouse, child, stepchild, grandchild or any other blood or legal relative) of any executive officer or any other employee described in clause (i) or (ii) above, (iv) is not a person, or is not a family member or Affiliate or Associate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of any person, who beneficially owns 25% or more of the securities of the Company then entitled to vote in the election of directors of the Company and (v) is free from any relationship that, in the good faith opinion of the other Independent Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of an Independent Director. The Board is currently comprised of six members and all of the directors, other than Messrs. Goodfriend and Call, meet the requirements for being an Independent Director.

     Since the Board has only nominated two persons for election as Class III Directors and has fixed the number of Class III Directors at two directors, proxies granted by the Shareholders cannot be voted for a greater number of persons than the number of nominees named herein. The election of the Class III Directors requires the presence, in person or by proxy, of the holders of a majority of all the shares of Common Stock entitled to notice of and to vote at the Annual Meeting, and the Class III Directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote at the Annual Meeting. The Company's principal shareholder, Mr. Robert M. Goodfriend, owns approximately 42% of the outstanding shares of Common Stock and has indicated his intention to vote his shares in favor of the election as Class III Directors of the Company of the two nominees listed below.

     In the event any of the nominees listed below refuses or is unable to serve as a director (which is not now anticipated), the persons named as proxies in the enclosed proxy card reserve full discretion to vote for such other person or persons as may be nominated.

DIRECTOR, DIRECTOR NOMINEE AND EXECUTIVE OFFICER INFORMATION

     The following table sets forth biographical data for the last five years for each director, for each nominee for director and for each executive officer of the Company (based upon information supplied by him or her to the Company) and such person's length of service as a director and/or executive officer of the Company.

CLASS III DIRECTORS -- NOMINEES FOR ELECTION AT THE ANNUAL MEETING FOR
                       TERM EXPIRING AT THE 2001 ANNUAL MEETING

                                                                                            Executive
                                     Position(s) With the Company, Principal    Director     Officer
            Name              Age      Occupation and Business Experience        Since        Since
            ----              ---    ---------------------------------------    --------    ---------
Robert M. Goodfriend          48     Chairman of the Board of Directors and       1973        1977
                                     Chief Executive Officer of the Company.
Robert F. Koppel              51     Director. President of East Tennessee        1995          --
                                     Children's Hospital since August 1976.

                 YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION
                 OF THE ABOVE NOMINEES AS CLASS III DIRECTORS.

CLASS I DIRECTORS -- TERM EXPIRING AT THE 1999 ANNUAL MEETING

                                                                                            Executive
                                     Position(s) With the Company, Principal    Director     Officer
            Name              Age      Occupation and Business Experience        Since        Since
            ----              ---    ---------------------------------------    --------    ---------
Irwin L. Lowenstein           62     Director. Executive Vice President of        1996          --
                                     Rhodes/Heilig-Meyers Company (a pub-
                                     licly-held specialty furniture
                                     retailer) since February 1997.
                                     Previously served as Chief Executive
                                     Officer of Rhodes, Inc. (a pub-
                                     licly-held specialty furniture
                                     retailer) from May 1989 to January
                                     1997, Chairman from July 1994 to
                                     February 1997, Director from March 1977
                                     to February 1997, President from March
                                     1977 to July 1994 and Chief Operating
                                     Officer from March 1977 to May 1989.
                                     Director of L.A. T Sportswear, Inc. (a
                                     publicly-held sportswear manufacturer
                                     and distributor) since July 1994.
Cheryl L. Turnbull            37     Director. Director of Banc One Capital       1995          --
                                     Corporation (a merchant bank) ("Banc
                                     One") since January 1998. Previously
                                     served as Vice President of Banc One
                                     from July 1996 to December 1997. A
                                     private investor from July 1995 to July
                                     1996. Previously served as Managing
                                     Director of Aston Limited Partners,
                                     L.P. (a bank re-engineering firm) from
                                     August 1992 to June 1995.

CLASS II DIRECTORS -- TERM EXPIRING AT THE 2000 ANNUAL MEETING

                                                                                            Executive
                                     Position(s) With the Company, Principal    Director     Officer
            Name              Age      Occupation and Business Experience        Since        Since
            ----              ---    ---------------------------------------    --------    ---------
Harry M. Call                 53     Director, President and Chief Operating      1995        1995
                                     Officer of the Company since January
                                     1995. Director of TREBOR of TN, Inc., a
                                     wholly-owned subsidiary of the Company,
                                     since October 1996. Director of Cush
                                     Industries (a medical supply company)
                                     since August 1994. Previously served as
                                     the Director of Operations of Processed
                                     Foods Corporation (a food processing
                                     company) from October 1993 to January
                                     1995. Director, Chief Operating Officer
                                     and Executive Vice President of the
                                     Company from January 1988 to August
                                     1993.
Samuel J. Furrow              56     Director. Chairman of Furrow Auction         1995          --
                                     Company (a real estate and equipment
                                     sales company) since April 1968.
                                     Chairman of Furrow-Justice Machinery
                                     Corporation (a six-branch industrial
                                     and construction equipment dealer)
                                     since September 1983. Owner of
                                     Knoxville Motor Company - Mercedes Benz
                                     since December 1980 and Land Rover of
                                     Knoxville since July 1997. Director of
                                     Southeastern Advertising Inc. (an
                                     advertising agency) since April 1968.
                                     Director of First American National
                                     Bank since September 1993. Director of
                                     Innovo Group Inc. (a publicly-held
                                     manufacturer and supplier of sports
                                     bags and apparel) since April 1998.

EXECUTIVE OFFICERS (IN ADDITION TO MESSRS. GOODFRIEND AND CALL):

                                                                                         Executive
                                         Position(s) With the Company, Principal          Officer
            Name              Age           Occupation and Business Experience             Since
            ----              ---    ------------------------------------------------    ---------
Edward R. Carlin              57     Executive Vice President, Chief Financial             1994
                                     Officer of the Company since July 1994 and
                                     Secretary of the Company since February 1995.
                                     Director of SYDOOG, Inc., TREBOR of TN, Inc. and
                                     GOFAMCLO, Inc., all of which are wholly-owned
                                     subsidiaries of the Company, since October 1996.
                                     Previously served as Director, Executive Vice
                                     President, Chief Financial Officer and Secretary
                                     of Oshman's Sporting Goods, Inc. (a
                                     publicly-held retail sporting goods chain) and
                                     in various other capacities from August 1982 to
                                     July 1994.

                                                                                         Executive
                                         Position(s) With the Company, Principal          Officer
            Name              Age           Occupation and Business Experience             Since
            ----              ---    ------------------------------------------------    ---------
Thomas R. Kelly, Jr.          53     Executive Vice President, General Merchandise         1995
                                     Manager of the Company since January 1995.
                                     Previously served as Senior Vice President and
                                     General Merchandise Manager of Solo Serve
                                     Corporation (an off-price retailer) from
                                     November 1993 to June 1994. Executive Vice
                                     President, General Merchandise Manager of the
                                     Company from October 1990 to June 1993.
David R. Mullins              46     Executive Vice President, Stores of the Company       1980
                                     since December 1996. Previously served as Senior
                                     Vice President, Store Operations from July 1994
                                     to December 1996, Vice President, Store
                                     Operations from August 1980 to July 1994 and a
                                     Director of the Company from November 1991 to
                                     October 1993.
Bruce E. Halverson            43     Senior Vice President, Planning and Allocation        1998
                                     of the Company since January 1998. Previously
                                     served as Vice President, Planning and
                                     Allocation of the Company from November 1993 to
                                     January 1998 and Vice President, Planning and
                                     Allocation of Carter Hawley Hale, Inc. (a
                                     publicly-held conglomerate of retail department
                                     store chains) from November 1992 to August 1993.
Stanley B. Latacha            47     Senior Vice President, Marketing and Advertising      1997
                                     of the Company since July 1997. Previously
                                     served as Senior Vice President, Marketing and
                                     Advertising of OfficeMax, Inc. (a publicly-held
                                     office products superstore) from June 1996 to
                                     July 1997 and Vice President, Marketing and
                                     Sales Promotion of Richman Gordman  1/2 Price
                                     Stores, Inc. (a regional off-price department
                                     store) from October 1990 to June 1996.
John J. Okvath III            53     Senior Vice President, Product Development of         1998
                                     the Company since January 1998. Previously
                                     served as Vice President, Product Development of
                                     the Company from August 1995 to January 1998, as
                                     a consultant to the Company from June 1995 to
                                     July 1995 and as Country Manager in various
                                     capacities of Swire & Maclaine Ltd. Hong Kong (a
                                     privately-held import/export buying agency) from
                                     April 1988 to May 1995.
Jay D. Scussel                54     Senior Vice President, Management Information         1998
                                     Systems of the Company since January 1998.
                                     Previously served as Vice President, Management
                                     Information Systems of the Company from January
                                     1996 to January 1998, an independent consultant
                                     from February 1995 to January 1996 and Vice
                                     President of Systems Development of Kmart
                                     Corporation (a publicly-held mass market
                                     retailer) from January 1989 to February 1995.

                                                                                         Executive
                                         Position(s) With the Company, Principal          Officer
            Name              Age           Occupation and Business Experience             Since
            ----              ---    ------------------------------------------------    ---------
Marcus H. Smith, Jr.          41     Senior Vice President, Real Estate of the             1995
                                     Company since April 1995. Previously served as
                                     Vice President of Development of Valparaiso
                                     Realty Company (a real estate development
                                     company) from May 1992 to April 1995 and Vice
                                     President of Real Estate of Enstar Specialty
                                     Retail, Inc. (an apparel and shoe retailer) from
                                     August 1989 to May 1992.
Bobby Whaley                  53     Senior Vice President, Distribution,                  1998
                                     Transportation and Logistics of the Company
                                     since January 1998. Previously served as Vice
                                     President, Distribution, Transportation and
                                     Logistics of the Company from February 1983 to
                                     January 1998.

MEETINGS AND COMMITTEES OF THE BOARD

     During fiscal 1997, the Board met five times and each director attended 75% or more of the aggregate number of meetings held by the Board and its committees on which he or she served. The Bylaws provide that the Board shall have and maintain Audit and Compensation Committees. The Bylaws further provide that each of such committees shall consist of not less than three directors and all members of such committees shall be Independent Directors.

     The Audit Committee, which consists of Messrs. Furrow and Koppel (Chair) and Ms. Turnbull, is responsible for making recommendations to the Board for the selection and remuneration of independent auditors to audit the Company's annual financial statements. The Audit Committee also reviews (i) the results and findings of audits performed by the independent auditors and the Company's internal audit department and their recommendations therewith, (ii) the Company's systems of internal accounting controls and significant accounting policies and (iii) the nature of non-audit services performed by the independent auditors. During fiscal 1997, the Audit Committee met three times.

     The Compensation Committee, which consists of Messrs. Koppel and Lowenstein and Ms. Turnbull (Chair), is responsible for reviewing the compensation, including fringe benefits, of the Chief Executive Officer, other officers and key management of the Company and making recommendations thereof to the Board. It is also responsible for the review and administration of the Company's stock option plans, 401(k) plan, Employee Payroll Investment Plan and short-term incentive compensation plan. In carrying out such responsibilities, the Compensation Committee reviews the salaries, benefits, performance and other incentive bonuses of key employees as well as the general terms and conditions of the other benefit plans. During fiscal 1997, the Compensation Committee met four times.

     The Board also has a Nominating Committee, which consists of Messrs. Furrow (Chair), Goodfriend and Lowenstein, and is responsible for recommending to the Board suitable persons for election as directors of the Company. The Nominating Committee will consider nominees recommended by shareholders provided that the names of such persons are submitted no later than the date established for the submission of shareholder proposals for action at the Company's next annual meeting of shareholders. The Nominating Committee met once during fiscal 1997.

DIRECTORS' COMPENSATION

     No compensation is paid to executive officers of the Company for services rendered in their capacities as directors of the Company.

     Each non-employee director is entitled to receive a monthly retainer of $1,000 and a fee of $1,500 for attendance at each meeting of the Board or any of its committees (provided, however, committee meetings that are held on the same days as Board meetings are not counted as separate meetings and provided further that directors are not compensated for their participation in brief informative telephonic meetings). The Board has also instituted a policy which provides that eight hours of committee work outside of formal committee meetings by a non-employee director is equivalent to attendance at one committee meeting, thereby entitling such director to a fee of $1,500. In addition to receiving directors' fees, all non-employee directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board or any of its committees.

     Non-employee directors are also entitled to receive, upon first becoming a director of the Company, formula grants of stock options to acquire 7,500 shares of Common Stock. At each subsequent annual meeting of shareholders, formula grants of stock options to acquire 1,500 shares of Common Stock are also awarded to each non-employee director. These stock options are granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant and vest in 20% annual increments following the date of grant.

     Directors are also eligible to receive additional grants of stock options under the Company's 1991 Stock Incentive Plan, 1993 Stock Option Plan and 1997 Stock Option Plan at the discretion of the Compensation Committee. The exercise price, term and vesting of any such stock options would be determined by the Compensation Committee at its discretion. There are 502,680 shares available for future issuance under these plans as of May 2, 1998.

     Non-employee directors are permitted to irrevocably elect to receive (in lieu of cash for directors' fees otherwise earned by them) non-qualified stock options exercisable to purchase shares of Common Stock at an exercise price equal to 50% of the fair market value of a share of Common Stock on the date of grant. This alternative allows the Company to eliminate the cash cost of annual directors' fees otherwise payable to non-employee directors and to more closely align the interests of non-employee directors with those of the shareholders. These stock options are granted at the Board meeting following the annual meeting of shareholders based on the number of anticipated meetings of the Board and its committees to be held during the twelve-month period, as well as the monthly retainer, beginning on the first day of the third quarter of the then current fiscal year of the Company and ending on the last day of the second quarter of the following fiscal year of the Company (the "Plan Year"). These stock options vest on the twelve-month anniversary of the date of grant and are subject to adjustment at the end of the Plan Year (which corresponds with the end of the Company's second fiscal quarter) to reflect each director's actual attendance at or participation in the meetings. At each of the Board meetings following the respective annual meetings of shareholders on June 21, 1995, June 19, 1996 and June 18, 1997, all non-employee directors elected to receive 100% of their directors' fees for the 1995 Plan Year, the 1996 Plan Year and the 1997 Plan Year, respectively, in the form of discounted stock options. The non-employee directors will be permitted to make such election for the 1998 Plan Year at the Board meeting planned for June 17, 1998 following the Annual Meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the Commission on a timely basis. Reporting Persons are required to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and certain written representations that no other reports were required, the Company believes that all filing requirements applicable to Reporting Persons during and with respect to fiscal 1997 were complied with on a timely basis, except that each of Messrs. Call, Carlin and Goodfriend inadvertently failed to file one report on a timely-basis with respect to one transaction, which transaction was reported late by each such person on a Form 4.

OTHER MATTERS

     On September 29, 1995, the Commission entered an Order Instituting Public Proceedings Pursuant to Section 21C of the Exchange Act, Making Findings and Imposing Relief, and Cease-and-Desist Order against the Company and Robert M. Goodfriend, the Chairman and Chief Executive Officer of the Company, Release No. 36308, File No. 3-8852 (the "Order"). In anticipation of the Order, the Company and Mr. Goodfriend each submitted an Offer of Settlement without admitting or denying the findings set forth therein, and consented to the entry of the Order by the Commission. Pursuant to the Order, the Commission found that during 1992 and 1993: (i) the Company violated Sections 13(a) and 13(b)(2)(A) and (B) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13 and 13b2-1 promulgated thereunder and (ii) Mr. Goodfriend violated Rule 13b2-1 promulgated under the Exchange Act and caused the Company's violation of the above-referenced Sections. In addition, the Commission entered an order that each of the Company and Mr. Goodfriend cease and desist from committing or causing any violation, and from committing or causing any future violation, of Sections 13(a) and 13(b)(2)(A) and (B) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13 and 13b2-1 promulgated thereunder.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION TABLES

     The following tables set forth certain information required by the Commission relating to various forms of compensation awarded to, earned by and paid to the Company's chief executive officer and its next four most highly compensated executive officers who were serving as the Company's executive officers at the end of fiscal 1997. All of such executive officers are hereinafter referred to as the "named executive officers."

                     TABLE I -- SUMMARY COMPENSATION TABLE

     The following table presents the total compensation awarded to, earned by and paid to the named executive officers during the last three fiscal years.

                                                                                 Long-Term
                                                  Annual Compensation           Compensation
                                           ----------------------------------   ------------
                                                                    Other        Securities        All
                                                                    Annual       Underlying       Other
                                   Fiscal  Salary       Bonus    Compensation     Options      Compensation
Name and Position                   Year     ($)         ($)        ($)(1)          (#)            ($)
---------------------------------  ------  -------     -------   ------------   ------------   ------------
Robert M. Goodfriend.............   1997   600,000(2)  900,000      82,838(3)          --         35,581(4)
  Chairman of the Board and         1996   550,000     825,000      82,550(3)     320,000         32,816(4)
  Chief Executive Officer           1995   500,000     100,000      88,206(3)          --         29,913(4)
Harry M. Call....................   1997   300,000     225,000          --        115,000         12,178(5)
  President and                     1996   275,000     206,250          --             --         10,876(5)
  Chief Operating Officer           1995   275,000     100,000          --        120,000          8,124(5)
Thomas R. Kelly, Jr..............   1997   300,000     225,000          --        150,000          3,158(6)
  Executive Vice President,         1996   215,000     129,000          --         10,000          2,216(6)
  General Merchandise Manager       1995   215,000      14,000          --         40,000             --
David R. Mullins.................   1997   235,000     141,000          --          7,500          5,068(7)
  Executive Vice President,         1996   215,000     129,000          --          7,500          3,969(7)
  Stores                            1995   215,000       5,000          --         19,500(8)       4,924(7)
Edward R. Carlin.................   1997   225,000     135,000          --          7,500         11,254(9)
  Executive Vice President,         1996   215,000     129,000          --          7,500          5,775(9)
  Chief Financial Officer and       1995   215,000       5,000          --         45,000(8)          --
  Secretary

---------------

(1) The amounts in this column include the aggregate value of certain personal benefits to a named executive officer only where such value is greater than the lesser of either $50,000 or 10% of such executive's salary and bonus for the fiscal year.
(2) Includes $417,227 of salary earned by Mr. Goodfriend but deferred and payable in fiscal 1998 and 1999 pursuant to the terms of a Deferred Compensation Agreement dated June 15, 1997 between Mr. Goodfriend and the Company.
(3) Consists of (i) $66,267, $67,399 and $69,028 in fiscal 1997, 1996 and 1995, respectively, attributable to personal use of the Company's aircraft by Mr. Goodfriend and his family, calculated using the applicable industry standard fare level formula established by the Internal Revenue Service, (ii) $14,982, $13,562 and $19,002 in fiscal 1997, 1996 and 1995, respectively, for his personal use of the Company's automobiles, and (iii) $1,589 in each of fiscal 1997 and 1996 and $176 in fiscal 1995 for the imputed value of group life insurance benefits as to which Mr. Goodfriend's family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service.
(4) Consists of (i) non-cash benefits of $32,700, $30,600 and $27,042 in fiscal 1997, 1996 and 1995, respectively, calculated using the applicable Internal Revenue Service formula, deemed to have been paid to Mr. Goodfriend as a result of the Company's payment of premiums on certain split-dollar life insurance policies (see "Certain Transactions") and (ii) $2,881, $2,216 and $2,871 in fiscal 1997, 1996 and 1995, respectively, attributable to the Company's contributions and allocations on his behalf to the Company's Profit Sharing Plan. This does not include interest payable amounting to $12,824 for fiscal 1997 on Mr. Goodfriend's salary deferred and payable to him in fiscal 1998 and 1999 (see footnote 2 above).
(5) Consists of (i) $3,308 for each of fiscal 1997, 1996 and 1995, respectively, attributable to the Company's payment of term life insurance premiums as to which Mr. Call's family is the beneficiary, (ii) $5,435, $5,352 and $4,816 for disability insurance premiums paid by the Company in fiscal 1997, 1996 and 1995, respectively, (iii) $2,881 and $2,216 attributable to the Company's contributions and allocations on his behalf to the Company's Profit Sharing Plan in fiscal 1997 and 1996, respectively, and (iv) $554 attributable to the Company's contributions on his behalf to the Company's 401(k) Plan in fiscal 1997.
(6) Consists of (i) $2,881 and $2,216 attributable to the Company's contributions and allocations on his behalf to the Company's Profit Sharing Plan in fiscal 1997 and 1996, respectively, and (ii) $277 attributable to the Company's contributions on his behalf to the Company's 401(k) Plan in fiscal 1997.

(7) Consists of (i) $2,881, $2,216 and $2,871 in fiscal 1997, 1996 and 1995, respectively, attributable to the Company's contributions and allocations on his behalf to the Company's Profit Sharing Plan, (ii) $812 for each of fiscal 1997, 1996 and 1995 attributable to the Company's payment of annuity premiums, (iii) $941, $941 and $1,241 for fiscal 1997, 1996 and 1995, respectively, for disability insurance premiums paid by the Company and (iv) $434 attributable to the Company's contributions on his behalf to the Company's 401(k) Plan in fiscal 1997.
(8) Includes stock options to purchase 7,500 and 35,000 shares of Common Stock issued to Messrs. Mullins and Carlin, respectively, as a result of the repricing of previously issued stock options.
(9) Consists of (i) $939 for each of fiscal 1997 and 1996, respectively, attributable to the Company's payment of term life insurance premiums as to which Mr. Carlin's family is the beneficiary, (ii) $6,419 and $2,620 for disability insurance premiums paid by the Company in fiscal 1997 and 1996, respectively, (iii) $2,881 and $2,216 attributable to the Company's contributions and allocations on his behalf to the Company's Profit Sharing Plan in fiscal 1997 and 1996, respectively, (iv) $415 attributable to the Company's contributions on his behalf to the Company's 401(k) Plan in fiscal 1997 and (v) $600 received as a director's fee from two of the Company's wholly-owned subsidiaries in fiscal 1997.

                    TABLE II -- OPTION GRANTS IN FISCAL 1997

     The following table presents information regarding stock options to purchase shares of Common Stock granted in fiscal 1997 to the named executive officers. No Stock Appreciation Rights ("SARs") were granted in fiscal 1997.

                                                                                                   Potential Realizable
                                                                                                     Value at Assumed
                                                                                                   Annual Rates of Stock
                                                                                                    Price Appreciation
                                                      Individual Grants (1)                         for Option Term (2)
                                  --------------------------------------------------------------   ---------------------
                                                           % of Total      Exercise
                                  Number of Securities       Options          or
                                       Underlying            Granted         Base
                                    Options Granted      to Employees in    Price     Expiration      5%          10%
              Name                        (#)            Fiscal Year(3)     ($/Sh)       Date         ($)         ($)
              ----                --------------------   ---------------   --------   ----------   ---------   ---------
Robert M. Goodfriend............             --                  --            --           --            --          --
Harry M. Call(4)................         15,000                2.78%        20.00      3/18/07       188,605     477,929
Harry M. Call(5)................        100,000               18.53%        22.38      5/29/07     1,406,991   3,565,350
Edward R. Carlin(4).............          7,500                1.39%        20.00      3/18/07        94,302     238,964
Thomas R. Kelly, Jr.(4).........         10,000                1.85%        20.00      3/18/07       125,736     318,619
Thomas R. Kelly, Jr.(5).........        100,000               18.53%        22.38      5/29/07     1,406,991   3,565,350
Thomas R. Kelly, Jr.(6).........         40,000                7.41%        22.38      5/29/07       562,796   1,426,140
David R. Mullins(4).............          7,500                1.39%        20.00      3/18/07        94,302     238,964

---------------

(1) All stock options granted to the named executive officers as shown in the above table have exercise prices equal to the fair market value of the Common Stock on the date of grant and may be exercised until the earlier of
    (i) the tenth anniversary of the date of grant, (ii) thirty days after the optionee ceases to be an employee of the Company for any reason other than death or disability and (iii) the first anniversary of the optionee's death or disability.
(2) The dollar amounts in these columns are the result of calculations at the 5% and 10% rates set by the Commission and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock price.
(3) The percentage of stock options granted to each named executive officer is based on a total number of stock options granted amounting to 539,765 during fiscal 1997.
(4) These stock options were granted on March 19, 1997 and vest in equal annual increments over five years from the date of grant.
(5) These stock options were granted on May 30, 1997 and vest at the end of five years from the date of grant.
(6) These stock options were granted on May 30, 1997 and vest in equal annual increments over five years from the date of grant.

          TABLE III -- AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND
                         FISCAL YEAR-END OPTION VALUES

     The following table presents information regarding the value realized by named executive officers upon exercise of stock options during fiscal 1997 and the value of unexercised stock options held by them at January 31, 1998. There were no SARs exercised in fiscal 1997 and there are no SARs outstanding.

                                                       Number of Securities   Value of Unexercised
                                                      Underlying Unexercised  In-the-Money Options
                                                        Options at FY-End          at FY-End
                           Shares                              (#)                   ($)(1)
                         Acquired on      Value       ----------------------  --------------------
                          Exercise       Realized          Exercisable/           Exercisable/
         Name                (#)           ($)            Unexercisable          Unexercisable
         ----            -----------   ------------   ----------------------  --------------------
Robert M. Goodfriend...        --             --                   320,000/0           5,380,000/0
Harry M. Call..........    20,000        475,000              80,000/135,000   2,060,000/1,915,750
Edward R. Carlin.......     7,000        166,250               27,500/34,500       634,610/734,865
Thomas R. Kelly, Jr....        --             --              18,000/182,000     461,240/2,619,260
David R. Mullins.......        --             --               61,250/18,000     1,541,478/357,510

---------------

(1) Represents the value of unexercised, in-the-money stock options at January 30, 1998 (the last trading day of fiscal 1997), using the $34.25 closing price of the Common Stock on that date.

EMPLOYMENT AND TERMINATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

     Robert M. Goodfriend. The Company does not have an employment contract with Mr. Goodfriend. However, the Compensation Committee and Mr. Goodfriend have agreed to the material terms of an employment contract, and the Compensation Committee has retained counsel to draft the employment contract and related documentation. Such employment contract and related documentation are expected to be finalized during fiscal 1998. See "Compensation Committee Report."

     Harry M. Call and Thomas R. Kelly, Jr. The terms of the Company's employment contracts with Messrs. Call (dated January 16, 1995) and Kelly (dated January 30, 1995) are substantially identical. Pursuant to these employment contracts, each of such executives is considered an at-will employee and his employment may be terminated at any time subject to the obligations set forth in the contract. Under the contracts, each is paid an annual base salary ($300,000 in the case of Mr. Call, which amount was increased to $325,000 effective February 1998, and $250,000 in the case of Mr. Kelly, which amount was increased to $300,000 effective February 1997, and to $325,000 effective February 1998) and is eligible to receive target performance bonuses of up to a certain percentage of his base salary (50% in the case of Mr. Call and 40% in the case of Mr. Kelly, which percentage was increased to 50% effective for fiscal 1997 and thereafter) for each fiscal year he is employed if the Company achieves certain goals for such fiscal year. Certain performance objectives for fiscal 1997 were achieved resulting in performance bonus payouts of 150% of target performance bonuses, and, accordingly, Messrs. Call and Kelly each received $225,000 as performance bonuses for fiscal 1997. In addition, Mr. Call was eligible to receive a $100,000 signing bonus payable on January 16, 1995 (in lieu of which he received stock options immediately exercisable to purchase 20,000 shares of Common Stock at a cash exercise price of $8.50 per share, pursuant to an Executive Incentive Agreement dated February 7, 1995, between Mr. Call and the Company), and a $100,000 guaranteed bonus for fiscal 1995 which was paid in March 1996. Furthermore, under the terms of Mr. Call's contract, on February 7, 1995, Mr. Call received stock options exercisable to purchase an aggregate of 100,000 shares of Common Stock at a cash exercise price of $8.50 per share (stock options to purchase 40,000 shares of Common Stock vested immediately and the remaining stock options vested over a three year period in equal annual increments from the date of grant) and, under the terms of Mr. Kelly's contract, on February 7, 1995, Mr. Kelly received stock options exercisable to purchase 40,000 shares of Common Stock at a cash exercise price of $8.50 per share which vest over a five year period in equal annual increments from the date of grant.

     The employment contracts also provide that if the Company terminates the employment of either executive other than for Cause or Disability or if either executive terminates his employment as a result of Constructive Termination (in each case as defined in the contracts), the Company is obligated to pay such executive a lump sum payment equal to (i) his base salary through the date of such termination, (ii) his annual base salary and (iii) any compensation previously deferred by him, accrued vacation pay for the then current year and amounts or benefits he or his beneficiaries are owed under any employee benefit plans or policies or for reimbursement of expenses. In addition, upon such termination, the Company is obligated to provide for his continued participation for a period of twelve months in certain fringe benefit programs.

     If the Company terminates either executive's employment for Cause or Disability or if either executive voluntarily terminates his employment (other than as a result of Constructive Termination), pursuant to the terms of the employment contracts, the Company is obligated to pay such executive a lump sum payment equal to (i) his base salary through the date of such termination and
(ii) any compensation previously deferred by him, accrued vacation pay for the then current year and amounts or benefits he or his beneficiaries are owed under any employee benefit plans or policies or for reimbursement of expenses.

     Edward R. Carlin and David R. Mullins. The terms of the Company's employment contracts with Messrs. Carlin and Mullins are substantially identical. Pursuant to the employment contracts, each dated October 14, 1994, between the Company and each of Mr. Carlin and Mr. Mullins, each is considered an at-will employee and his employment may be terminated at any time subject to the obligations set forth in the contract. Under the contracts, each executive is paid an annual base salary ($225,000 in the case of Mr. Carlin, which amount was increased to $250,000 effective February 1998, and $235,000 in the case of Mr. Mullins, which amount was increased to $250,000 effective February 1998), and is eligible to receive target performance bonuses of up to a certain percentage of his base salary (35% in the case of Mr. Carlin, which percentage was increased to 40% effective for fiscal 1996 and thereafter, and 40% in the case of Mr. Mullins) for each fiscal year he is employed if the Company achieves certain goals for such fiscal year. Certain performance objectives for fiscal 1997 were achieved resulting in performance bonus payouts of 150% of target performance bonuses, and, accordingly, Messrs. Carlin and Mullins received $135,000 and $141,000, respectively, as performance bonuses for fiscal 1997. In addition, Mr. Carlin received a $30,000 guaranteed bonus on March 1, 1995 and was eligible to receive a retention bonus of $75,000, of which $25,000 was payable on October 14, 1995, and the remaining $50,000 was payable on the day immediately preceding the 1996 annual meeting of shareholders. Mr. Mullins was awarded a retention bonus of $60,000 by the Board (as recommended by the Compensation Committee) on February 7, 1995. In the event of a Change of Control (as defined in the contracts), the performance bonus for the period in which such Change of Control occurs will be considered to be fully earned without regard to the performance criteria established for such period and the Deferred Portion (as defined in the contracts) of any performance bonuses previously earned by such executive prior to such Change of Control will be immediately due and payable.

     A Change of Control (as defined in the foregoing employment contracts) occurred upon the resignation of all of the directors, other than Mr. Goodfriend, on January 5, 1995. As a result of such Change of Control and pursuant to the Executive Incentive Agreement dated February 7, 1995 executed between the Company and Mr. Carlin, Mr. Carlin received (i) a cash payment of $25,000 in March 1995 and (ii) stock options immediately exercisable to purchase 10,000 shares of Common Stock at a cash exercise price of $8.50 per share in lieu of his entitlement to receive a retention bonus of $50,000. Mr. Mullins received stock options immediately exercisable to purchase 12,000 shares of Common Stock at a cash exercise price of $8.50 in lieu of a $60,000 bonus pursuant to the Executive Incentive Agreement dated February 7, 1995 between the Company and Mr. Mullins.

     The employment contracts also provide that if the Company terminates the employment of either executive other than for Cause or Disability and not within a three year period commencing on a Change of Control Date (in each case as defined in the contracts), the Company is obligated to continue to pay him his annual base salary for a period of twelve months following the date of such termination (such amount to be offset by any compensation payable to such executive through subsequent employment). In addition, upon such termination, the Company is obligated to pay such executive the unpaid Deferred Portion of all performance bonuses he had previously earned prior to the date of such termination and any unpaid retention bonuses (in each case provided such termination was not for Poor Performance, as defined in the contracts), and to provide for his continued participation for a period of eighteen months in certain fringe benefit programs.

     The employment contracts further provide that if, within a three year period commencing on a Change of Control, the Company terminates such executive's employment other than for Cause or Disability, or such executive terminates his employment as a result of Constructive Termination (as defined in the contracts), the Company is obligated to pay him a lump sum payment equal to
(i) such executive's base salary through the date of such termination, (ii) such executive's annual base salary and (iii) any compensation previously deferred by such executive, accrued vacation pay for the then current year and amounts or benefits he or his beneficiaries are owed under any employee benefit plans or policies or for reimbursement of expenses. In addition, upon such termination, the Company is obligated to provide for such executive's continued participation for a period of eighteen months in certain fringe benefit programs. Pursuant to the employment contracts, upon a Change of Control, the Company was obligated to fund its anticipated payments to such executive through the Goody's Family Clothing, Inc. Benefit Protection Trust Agreement (see below for a description of this trust agreement), whether or not such executive's employment with the Company has been terminated as set forth above.

     If the Company terminates the executive's employment for Cause or Disability, pursuant to the terms of the employment contracts, the Company is obligated to pay such executive a lump sum payment equal to (i) such executive's base salary through the date of such termination and (ii) any compensation previously deferred by such executive, accrued vacation pay for the then current year and amounts or benefits he or his beneficiaries are owed under any employee benefit plans or policies or for reimbursement of expenses.

     New Compensatory Arrangements. The Company recently approved a form employment contract for Mr. Call, its President and Chief Operating Officer, and for each of its executive vice presidents, including Messrs. Carlin, Kelly and Mullins. Upon execution of these contracts, which is anticipated to occur before the Annual Meeting, any current employment contracts or other arrangements with such employees will be terminated and replaced with the new contract. Pursuant to such employment contract, the executive will be considered an at-will employee, and his employment may be terminated at any time subject to the obligations set forth in the contract. The contract will set the executive's annual base salary ($325,000 in the case of Messrs. Call and Kelly, to be increased to $350,000 effective January 31, 1999; and $250,000 in the case of Messrs. Carlin and Mullins), which amount may be increased by the Company in its discretion, and the executive will continue to participate in the Company's short-term incentive plan whereby he will be eligible to receive target performance bonuses of a certain percentage (as set forth in his contract, 50% in the case of Messrs. Call and Kelly and 40% in the case of Messrs. Carlin and Mullins) of his base salary for each fiscal year he is employed if the Company achieves certain goals for such fiscal year. Each of Messrs. Call's and Kelly's contract also will continue to provide him with a guaranteed annual bonus of $100,000. The employment contract also will provide for a disability insurance policy and an annuity contract or life insurance policy and contain confidentiality and non-solicitation provisions.

     Under the terms of the employment contract, if the executive's employment is terminated by reason of his death, Disability (as defined in the contract) or retirement on or after the attainment of age sixty-five (65) or is terminated for Cause (as defined in the contract) or voluntarily terminated by the executive (other than on account of Constructive Termination, as defined in the contract), the Company will be obligated to pay such executive a lump sum payment equal to (i) his base salary through the date of such termination and
(ii) any compensation previously deferred by him, earned but unpaid vacation pay for the then current year and amounts or benefits he or his beneficiaries are owed under any employee benefit plans or policies or for reimbursement of expenses (collectively, the "Accrued Obligations"). If the executive's employment is terminated by reason of his death or Disability, the Company will have the additional obligation, subject to the terms of the short-term incentive plan and further provided that the executive has been employed by the Company for the first six (6) months of the then applicable fiscal year, to pay an amount equal to a pro-rated portion of the performance bonus for such fiscal year. Furthermore, if the executive's employment is terminated by reason of his retirement on or after the attainment of age sixty-five (65) or Disability, the Company will pay the premiums (to the same extent paid prior to termination) for the continued participation of the executive for a period of twelve (12) months after termination in any individual life insurance policy on the same terms as the executive and the Company were participating prior to termination. Moreover, if the executive's employment is terminated by reason of his death, retirement on or after the attainment of age sixty-five (65) or Disability, the Company will, for a period of twelve (12) months after termination, pay the entire COBRA premium under any Company medical and dental program that the executive (and his spouse and eligible dependents) was participating in prior to termination.

     The employment contract further provides that if the Company terminates the executive's employment other than for Cause or his Disability or death, or the executive terminates his employment for Constructive Termination, the Company will pay the executive a lump sum payment equal to (i) all Accrued Obligations,
(ii) twelve (12) months of the executive's base salary at the rate in effect as of the date when the Notice of Termination (as defined in the contract) was given and (iii) subject to the terms of the short-term incentive plan and further provided that the executive has been employed by the Company for the first six (6) months of the then applicable fiscal year, a pro-rated portion of the performance bonus for such fiscal year. Further, in the case of a Constructive Termination or termination by reason of death or Disability, all unvested stock options held by the executive will become fully vested, effective on the Date of Termination (as defined in the contract), and will be thereafter exercisable in accordance with the provisions of the applicable plan and award agreement.

     In addition, the employment contract will provide that upon the occurrence of a Change of Control of the Company (as defined in the contract), as consideration for assisting the Company in bringing about a successful transaction, the executive will be entitled to receive a lump sum payment equal to eighteen (18) months of the executive's base salary at the rate in effect as of the Change of Control Date (as defined in the contract).

     The Board also recently amended each of the Company's 1991 Stock Incentive Plan, 1993 Stock Option Plan and 1997 Stock Option Plan to provide that, upon the occurrence of a Change of Control (as defined in such plan), all stock options granted under such plan that are outstanding and not yet vested will become immediately 100% vested effective on a Change of Control Date (as defined in such plan) and shall be thereafter exercisable in accordance with the terms of such plan and any applicable award agreement, subject to certain exceptions.

     Goody's Family Clothing, Inc. Benefit Protection Trust Agreement. The Company entered into such trust agreement on November 15, 1994. First Tennessee Bank served as trustee (the "Trustee") under this trust agreement. Pursuant to this trust agreement, the Company established an irrevocable grantor trust to, among other things, assist it in meeting its obligation to pay certain severance payments to certain executives of the Company upon a Change of Control (as defined in the trust agreement) in accordance with employment contracts between the Company and each such executive. Upon establishment of the trust in November 1994, the Company made an initial contribution to the trust of $10,000 and provided an irrevocable letter of credit in the amount of $500,000. On or prior to a Change of Control, the Company was obligated to contribute an amount equal to all severance payments that were or could become due to covered executives as a result of such Change of Control. Under the trust agreement, the Trustee held and invested contributions by the Company as a single trust but maintained separate accounts for each covered executive. Subject to certain notice requirements and other conditions (in each case as more fully described in the trust agreement), a covered executive would become entitled to a distribution from the trust at any time such executive was entitled to receive certain severance payments from the Company as a result of a Change of Control in accordance with the employment contract between such executive and the Company. As a result of the Change of Control that occurred on January 5, 1995, the Company contributed an additional $1,272,800 in investment securities to the trust. The trust terminated on April 6, 1998 in accordance with its terms, and the trust's assets aggregating approximately $1.6 million were distributed to the Company.

COMPENSATION COMMITTEE REPORT

     Background. The Company currently has eleven executive officers and six directors. Three of the non-employee directors, Messrs. Koppel and Lowenstein and Ms. Turnbull (Chair), comprise the Compensation Committee.

     Objective and Philosophy. The Compensation Committee works closely with management to design an executive compensation program to assist the Company in attracting and retaining outstanding executives and senior management personnel in the retail industry who, the Company believes, will be (or who are) valuable employees. The design and implementation of such program continually evolves as the Company grows but is primarily based on providing compensation opportunities that are competitive with retail companies of similar size and linking executives' compensation with the Company's annual and long-term financial performance by rewarding the achievement of short-term and long-term objectives of the Company.

     Compensation Program Components. Currently, the three principal components of the Company's executive compensation program are annual base salary, short-term incentive compensation in the form of performance bonuses payable in cash each year and long-term incentive compensation in the form of stock options. These programs are structured in accordance with the Compensation Committee's objectives and philosophy.

     Base Salary. Base salary levels for the Company's executives are designed to be reflective of competitive conditions in the marketplace for executives of comparable talent and experience and are based upon responsibility and performance. Base salaries are generally recommended by management for the review and approval of the Compensation Committee and the Board (subject to applicable employment contracts). The employment contracts for certain of the executives are described above under "Employment and Termination Arrangements with Named Executive Officers." Mr. Goodfriend, the Company's principal shareholder and Chief Executive Officer, does not currently have an employment contract with the Company and his compensation is discussed in greater detail below.

     Short-Term Incentive Compensation. The short-term incentive compensation component consists of target performance bonuses for eligible executives which are calculated as a percent of their base salaries (ranging between 10% and 100%). Each year, the target earnings (which are based upon prebonus and pretax earnings) of the Company are established by the Compensation Committee with the assistance of management and approved by the Board. Each participating executive is eligible to receive between 0% and 150% of their respective target performance bonus depending upon the Company's performance. Upon management's recommendation, the Compensation Committee, with the approval of the Board, has the discretion to award additional bonuses outside of this plan if warranted by an executive officer's exceptional service to the Company. Certain performance objectives relating to increases in the Company's prebonus and pretax earnings for fiscal 1997 were achieved resulting in performance bonus payouts of 150% of target performance bonuses, and, accordingly, performance bonuses aggregating $2,095,806 were awarded to the executive officers of the Company.

     Long-Term Incentive Compensation. The long-term incentive compensation component currently consists of stock option plans under which executives may be granted stock options exercisable to purchase shares of Common Stock. Generally, the exercise price of stock options represents the fair market value of the Common Stock on the date of grant, and the stock options become exercisable in 20% increments over five years and expire ten years from the date of grant. The deferred vesting provisions of the stock options are designed to reward long-term contributions and create an incentive for executives to remain with the Company. The Compensation Committee believes that granting stock options promotes greater interest on the part of executives in the welfare of the Company by allowing them to share in the Company's success as measured by an appreciation in the value of the Common Stock and is beneficial in aligning the interests of the executives with the Company's shareholders. Stock options are granted by the Compensation Committee (and approved by the Board) to key employees based on management's recommendation, and levels of participation in the plan generally vary based on the employee's position with the Company. Stock options granted on the date of hire reflect the result of negotiations between the Company and the recipient.

     CEO Compensation. Mr. Goodfriend does not have an employment contract with the Company and thus his compensation is determined annually by the full Board (other than Mr. Goodfriend) based on his compensation in prior years and the compensation of CEO's of similarly-sized companies in the retail industry. From February 1993 until August 1996, Mr. Goodfriend's annual base salary was $500,000, which was increased to $600,000 effective August 1996, and he also received guaranteed bonuses of $100,000 for each of fiscal 1995, 1996 and 1997. Moreover, since fiscal 1994, Mr. Goodfriend has been participating in the short-term incentive compensation plan discussed above and was eligible to receive a performance bonus of up to 150% of his base salary for fiscal 1997 if the Company met the predetermined target levels of its earnings, as discussed above, for such fiscal year. Because certain performance objectives for fiscal 1997 were achieved resulting in performance bonus payouts of 150% of target performance bonuses, Mr. Goodfriend received $900,000 as a performance bonus, which includes his $100,000 guaranteed bonus. Prior to fiscal 1996, Mr. Goodfriend did not participate in any of the Company's stock option plans; as a result, in December 1996, in connection with the review of his employment arrangement discussed below, he was granted options immediately exercisable to purchase 320,000 shares of Common Stock at a cash exercise price of $17.44 per share (the closing sales price of the Common Stock on The Nasdaq Stock Market for the day preceding the date of grant) which expire five years from the date of grant. In March 1998 in connection with the annual review of option awards for executives, Mr. Goodfriend was granted options exercisable to purchase 30,000 shares of Common Stock at a cash exercise price of $42.91 per share (the closing sales price of the Common Stock on The Nasdaq Stock Market for the day preceding the date of grant) which expire ten years from the date of grant and vest in equal annual increments over five years from the date of grant.

     The Compensation Committee has decided that the Company should formalize its employment arrangements with Mr. Goodfriend, especially in light of Mr. Goodfriend's devotion and dedication to the Company and his significant contributions to the Company's improved financial results. Accordingly, the Compensation Committee engaged an independent compensation consultant to review Mr. Goodfriend's compensation and to propose fair and reasonable employment and compensation arrangements reflecting an increased emphasis on the relationship between compensation and the Company's performance. Ms. Turnbull, as chairperson of the Compensation Committee, supervised the consultant's efforts. The consultant met with the Compensation Committee on several occasions to discuss its progress. As a result of these discussions the Compensation Committee has approved the material terms of an employment contract with Mr. Goodfriend and authorized the drafting of an employment contract and related documents reflecting such terms. These material terms include, among other things, a three-year "evergreen" employment term; an annual base salary of $600,000; an annual guaranteed bonus of $100,000; and continued participation in the short-term incentive compensation plan described above. The Compensation Committee expects that the employment contract and related documentation will be finalized during fiscal 1998.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction for compensation over $1 million paid to the Company's chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The total cash and non-cash compensation which was paid to Mr. Goodfriend in fiscal 1997 was in excess of $1 million primarily as a result of the performance bonus he earned due to the Company's unprecedented operating results for fiscal 1996. The Company and Mr. Goodfriend entered into a deferred compensation agreement in June 1997 whereby a portion of his salary was deferred and will be paid to him in fiscal 1998 and 1999 thereby enabling the Company to deduct a majority of the compensation paid to Mr. Goodfriend in fiscal 1997. The short-term incentive compensation plan adopted by the Company and approved by the shareholders in June 1997 complies with the requirements under Code Section 162(m) regarding qualifying performance-based compensation to provide for the deductibility of compensation payable thereunder. Accordingly, the Compensation Committee expects that

Mr. Goodfriend's compensation to be paid in fiscal 1998 will be deductible. It is not currently expected that any other executive of the Company will receive compensation in excess of $1 million for fiscal 1998.

                                          COMPENSATION COMMITTEE

                                          CHERYL L. TURNBULL (CHAIR)
                                          ROBERT F. KOPPEL
                                          IRWIN L. LOWENSTEIN

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Decisions on executive compensation in fiscal 1997 were made by the Compensation Committee (and approved by the Board) upon the recommendation of the Company's Chairman of the Board and Chief Executive Officer and its President and Chief Operating Officer (other than, in each case, with respect to such executive's own compensation). The Compensation Committee currently consists of Messrs. Koppel and Lowenstein and Ms. Turnbull (Chair), none of whom is or was an officer or other employee of the Company or had any other relationship with the Company required to be disclosed as a Compensation Committee interlock, except that Mr. Koppel is the President of the East Tennessee Children's Hospital (the "Hospital") and Mr. Goodfriend is a director of the Hospital and as such participates in deliberations regarding incentive payments to officers of the Hospital, including, without limitation, Mr. Koppel. See "Certain Transactions."

PERFORMANCE GRAPH

     The following is a line graph comparing the Company's total shareholder returns to those of the Standard & Poors 500 Index and a Comparable Company Index for fiscal 1993 through fiscal 1997. The Comparable Company Index is based on information from Burlington Coat Factory Warehouse, Catherines Stores Corporation, Cato Corporation, Clothestime Inc., Consolidated Stores Corporation, Deb Shops, Inc., Designs, Inc., Dollar General Corp., Dress Barn Inc., Edison Brothers Stores, Family Dollar Stores, Filene's Basement Corporation, Fred's Inc., Gantos, Inc., Gottschalks, Inc., Jacobson Stores, Jamesway Corp., Kohls Corporation, MacFrugals Bargains, Merry-Go-Round Enterprises, Inc., Ross Stores, Inc., Stein Mart, Inc. and Value City Department Stores, Inc. Total return values were calculated based on cumulative total return, assuming the value of the investment in shares of Common Stock and in each index was $100 on January 30, 1993 and, in the case of the Comparable Company Index, that all dividends paid by any of those companies were reinvested.

                         GOODY'S FAMILY CLOTHING, INC.
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                       TO S&P 500 AND PEER GROUP INDICES

                                                      GOODY'S
               MEASUREMENT PERIOD                      FAMILY           S&P 500
             (FISCAL YEAR COVERED)                 CLOTHING, INC.        INDEX           PEER GROUP
1992                                                           100               100               100
1993                                                         56.90            112.88             89.65
1994                                                         35.17            113.48             73.38
1995                                                         32.11            157.35             73.03
1996                                                         84.93            198.80            116.33
1997                                                        141.89            252.30            210.53

                              CERTAIN TRANSACTIONS

     On January 26, 1991, the Company redeemed all 2,651 shares of its then outstanding preferred stock, all of which were owned by the Company's founder, Mr. M. D. Goodfriend, and his wife, for their stated redemption value of $2,651,000. Of such amount, $500,000 was paid in cash at closing and the balance was funded by a promissory note from the Company which bears interest at 10% per annum and is amortized over the ten-year term of the note. During fiscal 1997, the Company paid $350,000 of principal and interest on this note. As of April 27, 1998, the principal balance due on this note was $871,000. Mr. M. D. Goodfriend was the retiring Chairman of the Board at the time of this transaction and is the father of Mr. Robert M. Goodfriend, the Company's current Chairman of the Board and Chief Executive Officer.

     In January 1995, the Company sold its distribution center located in Athens, Tennessee to Citizens National Bank of Athens, Tennessee, a local bank of which Mr. Robert M. Goodfriend is a director and less than 5% shareholder, for $520,000, its fair market value as determined based upon an appraisal of the property by an arms-length third party, and realized a gain of $20,000. The Company subsequently entered into a lease with the bank in connection with this property which currently expires on December 31, 1999 and provides for annual rental payments of $40,000. The aggregate rental payments to the bank for this space in fiscal 1997 were $40,000. The Company primarily uses this space for storage.

     Since 1987 the Company has leased a store in Athens, Tennessee from an irrevocable trust established for the benefit of the children of Mr. Robert M. Goodfriend. The Athens store was originally developed as a prototype for future store expansion and, accordingly, construction and development costs for this store were higher than the Company would normally have experienced. Prior to February 1995, the lease for this arrangement provided for annual rental payments of $416,500 based on the amortization of the costs to construct the store during the initial term of the lease and the real property taxes. The lease for the store expires in May 1998, however, the Company is currently negotiating a new lease for this location with such trust which it expects to finalize during fiscal 1998. Although management believes that the current annual rental amount is reasonable (based on construction costs for the prototype store), an Internal Revenue Service audit conducted in fiscal 1990 disallowed $49,000 of the Company's deduction of $416,500, the then annual store rental amount, on the basis that the rent did not reflect fair market value for the property. The aggregate rental payments to the trust, including real property taxes, for this space in fiscal 1997 were $441,874.

     The Company maintains and pays the premiums on "split dollar" insurance policies on the life of Mr. Robert M. Goodfriend. During fiscal 1997, the Company paid premiums of $54,000 for one of such policies. The beneficiary under these policies is a trust established by Mr. Goodfriend for the benefit of his children and controlled by him. Upon the death of Mr. Goodfriend, the $35 million in benefits payable under these policies will be split between the Company and the trust, such that the Company is first reimbursed for all premium payments previously made by it and the remaining proceeds are paid to the trust. The purpose of these life insurance policies is to assist the beneficiaries of the estate of Mr. Goodfriend in paying estate taxes and thereby avoid the impact upon the Company of a forced sale of a large number of shares of Common Stock. The trust has assigned to the Company an interest in the cash value of the life insurance policies to the extent of cumulative premiums paid. The Company's balance sheet for fiscal 1997 included $1,930,000 related to these policies in "Other assets."

     As previously noted, Mr. Koppel, a director of the Company, is the President of the East Tennessee Children's Hospital of which Mr. Goodfriend is also a director. The Company facilitates contributions by its employees to the Hospital through a payroll deduction plan and matches employee contributions to the Hospital on a 100% basis. The Company also makes additional contributions (in cash or in kind) to the Hospital. The total amount of contributions by the Company (including employee contributions) to the Hospital in fiscal 1997 was $336,870. Such contributions represented less than 1% of the Hospital's total revenues for its last fiscal year ended June 30, 1997.

     In connection with the sale of an aggregate 2,327,000 shares of Common Stock by Messrs. Goodfriend, Call and Carlin pursuant to a public offering in September 1997, the Company entered into agreements with each of such persons whereby the Company agreed to indemnify each of them for certain liabilities in connection with such offering, including liabilities under the Securities Act of 1933.

                                    AUDITORS

     Deloitte & Touche LLP serves as the principal accounting firm designated to audit the Company's financial statements. The engagement of Deloitte & Touche LLP is not being presented for approval by the Shareholders at the Annual Meeting; however, a representative from Deloitte & Touche LLP is expected to be available to answer questions, if any, addressed to him or her at the Annual Meeting and will be given the opportunity to make a statement if such representative desires to do so.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder of the Company wishing to submit a proposal for action at the Company's annual meeting of shareholders to be held in 1999 and desiring the proposal to be considered for inclusion in the Company's proxy materials relating thereto must provide a written copy of the proposal to the management of the Company at its principal executive offices no later than the close of business on January 30, 1999, and must otherwise comply with the rules of the Commission relating to shareholder proposals.

                                    GENERAL

     Management does not know of any other matters to be presented at the Annual Meeting for action by the Shareholders. However, if any other matter requiring a vote of the Shareholders is properly presented at the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

     The Company will pay the cost of the Annual Meeting and the cost of soliciting proxies in the accompanying form (including the cost of mailing the proxy material). The Company has engaged Corporate Communications, Inc. and Bowne of Atlanta, Inc. to distribute and solicit proxies for the Annual Meeting at an estimated cost of $15,000 (which amount includes mailing and shipping costs), plus reasonable expenses. The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward proxy and other soliciting materials to their principals, the beneficial owners of Common Stock, and will reimburse them for their reasonable out-of-pocket expenses.

     A list of the Shareholders will be available at the Company's corporate offices located at 400 Goody's Lane, Knoxville, Tennessee, for inspection by Shareholders during regular business hours from April 27, 1998 to the date of the Annual Meeting. The list will also be available during the Annual Meeting for inspection by Shareholders who are present.

                                 ANNUAL REPORT

     A copy of the Company's 1997 Annual Report to Shareholders is enclosed herewith. The Annual Report is not part of the proxy solicitation material.

                                          /s/ EDWARD R. CARLIN

                                          Edward R. Carlin
                                          Secretary
May 15, 1998

                         (Goody's Family Clothing Logo)

                                                                        APPENDIX


                                     PROXY
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GOODY'S FAMILY
                                 CLOTHING, INC.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 15, 1998, and does hereby appoint Robert M. Goodfriend and Harry M. Call, or either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Goody's Family Clothing, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. (EDT) on Wednesday, June 17, 1998, at the Company's corporate headquarters located at 400 Goody's Lane, Knoxville, Tennessee, and at any adjournment(s) or postponement(s) thereof, hereby revoking all proxies heretofore given with respect to such stock:

1.  ELECTION OF DIRECTORS

          [ ] FOR all nominees listed below                       [ ] WITHHOLD AUTHORITY
              (except as marked to the contrary below)                to vote for all nominees listed below

   NOMINEES: ROBERT M. GOODFRIEND and ROBERT F. KOPPEL as Class III Directors (for a term expiring at the 2001 Annual Meeting of Shareholders)

   (INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided.)

--------------------------------------------------------------------------------

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

                           TO BE SIGNED ON OTHER SIDE

                             (Continued from front)

    This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the election of the nominees for director named herein.

                                                  (Signature(s))

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------

                                                  Dated:
                                                  ------------------------------
                                                  Please sign exactly as name(s)
                                                  appears hereon, and when
                                                  signing as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, give your full title
                                                  as such. If the signatory is a
                                                  corporation, sign the full
                                                  corporate name by a duly
                                                  authorized officer. When
                                                  shares are held by joint
                                                  tenants, both should sign.

           PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY